                        COMPUTATION OF EARNINGS PER SHARE - EXHIBIT 11.1
                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                          (UNAUDITED)


BASIC INCOME (LOSS) PER COMMON SHARE:

                                        THREE MONTHS ENDED                      NINE MONTHS ENDED
                                           SEPTEMBER 30,                          SEPTEMBER 30,
                                   -------------------------------      -----------------------------------
                                       1998             1999                 1998               1999
                                   -------------    --------------      ---------------    ----------------
Net income (loss)                   $     4,346      $     (3,836)       $      16,646      $       (6,240)
                                   =============    ==============      ===============    ================

Weighted average shares
outstanding                          22,695,478        22,480,071           19,714,997          22,479,862
                                   -------------    --------------      ---------------    ----------------

Income (loss) per common share      $      0.19      $      (0.17)       $        0.84      $        (0.28)
                                   =============    ==============      ===============    ================


DILUTED INCOME (LOSS) PER COMMON SHARE:

                                         THREE MONTHS ENDED                     NINE MONTHS ENDED
                                            SEPTEMBER 30,                         SEPTEMBER 30,
                                   --------------------------------     ----------------------------------
                                       1998              1999                1998               1999
                                   -------------    ---------------     ---------------    ---------------
Net income (loss)                   $     4,346      $      (3,836)      $      16,646      $      (6,240)
                                   =============    ===============     ===============    ===============

Weighted average shares
outstanding                          22,695,478         22,480,071          19,714,997         22,479,862

Effect of dilutive shares-stock
options                                  53,045              -                 296,803              -
                                   -------------    ---------------     ---------------    ---------------

Total weighted average dilutive
shares                               22,748,523         22,480,071          20,011,799         22,479,862
                                   =============    ===============     ===============    ===============

Income (loss) per common share      $      0.19      $       (0.17)      $        0.83      $       (0.28)
                                   =============    ===============     ===============    ===============